American Residential Increases Full Year Guidance;
            2003 Earnings Per Share Raised to $3.50-$3.75

    SAN DIEGO--(BUSINESS WIRE)--July 17, 2003--American Residential Investment Trust, Inc. (AMEX:INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers, announced today that its net income for the full year 2003 is expected to surpass previous estimates. The Company now anticipates that:

    -- Net income in 2003 will be in the range of $30 to $32 million, or between $3.50 and $3.75 per diluted share, inclusive of tax benefits to be recorded in the first and second quarters totaling $9.1 million, or $1.04 per diluted share.
    -- Second quarter net income will be approximately $9.5 million, or $1.12 per diluted share, including the realization of deferred tax assets of $2.5 million, or $0.29 per diluted share.
    -- Income before taxes in the second quarter will be $10.6 million, 45% higher than the first quarter, 2003.
    -- Book value per share is expected to be approximately $10.29 as of June 30, 2003.

    The Company expects 2003 net income to be between $30 and $32 million, or between $3.50 and $3.75 per diluted share. The 2003 net income forecast is inclusive of realized deferred tax assets of approximately $9.1 million, or $1.04 per diluted share. The revised 2003 guidance is based on total loan fundings of $11 to $12 billion, an assumed effective combined federal and state tax rate of approximately 31% and anticipated stock option dilution of approximately 11%. These changes are directly related to the Company's increased loan volume and profitability. The Company previously estimated that net income for the year would be between $19.8 and $21.8 million, or between $2.50 and $2.75 per diluted share, that loan fundings would be $8 to $9 billion and that its effective tax rate would be 25%.
    Second quarter net income is expected to be $9.5 million, inclusive of a tax benefit of $2.5 million due to the realization of deferred tax assets associated with net operating loss carry forwards in American Residential Investment Trust. The deferred tax asset realization results from an anticipated increase in profitability from the Company's mortgage banking subsidiary, AmNet. Earnings per diluted share in the second quarter are expected to be $1.12, inclusive of $0.29 per diluted share associated with the tax benefit. Net income in the quarter ended June 30, 2003 was affected by the impact of a higher effective tax rate resulting from the expected increase in profitability. The Company anticipates that second quarter income before taxes will be approximately $10.6 million, up from $7.3 in the first quarter, 2003.
    Inclusive of the tax benefit totaling $1.04 per diluted share, earnings per share for the six months ended June 30, 2003 are expected to be $2.53, after stock option dilution resulting from significant share price appreciation during the period and a higher effective tax rate. Cash and cash equivalents are expected to be approximately $29.3 million as of June 30, 2003. Total assets are expected to increase by approximately $73 million during the second quarter, substantially due to an increase in mortgage loans held for sale and related receivables. Second quarter financial results will be issued in late July or early August.
    "Our income before taxes in the second quarter is expected to be 45% higher than in the first quarter of 2003, corresponding to increased loan fundings," said John M. Robbins, Chief Executive Officer. "While net income and earnings per share will be impacted by the effect of a higher estimated tax rate and employee stock option dilution, we have always believed that stock options help align compensation with the creation of stockholder value. The Company continues to take advantage of favorable market conditions and is aggressively growing market share in key demographic areas."
    Robbins added, "Based on higher than expected net income and the continued strength of the mortgage market, which is now estimated to be $3.3 trillion in new loan originations for 2003, according to the Mortgage Bankers Association of America, we are revising our guidance upward. The housing market is very healthy, driven by low interest rates, continued appreciation in home prices, strong immigration and record numbers of first-time homebuyers. Our national expansion is moving ahead quickly. We expect to achieve $1 to $1.5 billion in average monthly fundings in 2004, even as the overall mortgage market returns to more normal conditions."
    For the second quarter of 2003, AmNet reported that it funded $3.2 billion in home mortgages compared to $2.1 billion for the first quarter of the year. In the first two quarters of 2003, AmNet funded $5.3 billion in home mortgages compared to $954 million for the same period in 2002. AmNet funded $1.3 billion of mortgages in June, compared to $878 million in May. AmNet now has a total of $1.3 billion in warehouse borrowing capacity and is licensed to do business in 46 states.

    About American Mortgage Network

    Headquartered in San Diego, California, American Mortgage Network is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and over the Internet. AmNet has loan production offices in Orange County, Ontario, Sacramento, and San Diego, California; Denver, Colorado; New Haven, Connecticut; Tampa, Florida; Atlanta, Georgia; Chicago, Illinois; Minneapolis, Minnesota; Cherry Hill, New Jersey; Portland, Oregon; Providence, Rhode Island; Richmond, Virginia; and Bellevue, Washington. For more information, please visit www.amnetmortgage.com.

    About American Residential Investment Trust

    American Residential Investment Trust, Inc. is the parent company of American Mortgage Network. For more information, please visit www.amerreit.com.

    Forward-Looking Statements

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company's anticipated net income, income before taxes and earnings per share for the quarter ending June 30, 2003 and for the year ending December 31, 2003, the Company's expected book value per share at June 30, 2003, the Company's expected loan fundings for 2003, the Company's anticipated combined federal and state income tax rate and stock option dilution percentages for 2003, the amount of deferred tax assets realized by the Company, the Company's earnings per share for the six months ended June 30, 2003, cash and cash equivalent balances at June 30, 2003, the change in the Company's assets from the first quarter to the second quarter of 2003, the anticipated timing of reporting second quarter 2003 financial results, the estimated 2003 mortgage market of $3.3 trillion and the Company's resulting 2003 production forecast and anticipated average monthly loan fundings in 2004. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: uncertainty as to the percentage of the pipeline that will result in mortgage loan fundings; fluctuation in the margins, net of hedging, of loans in the Company's pipeline; the predictability of the Company's expenses; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; general economic conditions; interest rate volatility and the level of interest rates generally; the availability of financing for the origination of mortgage loans; the impact of leverage; the Company's liquidity position; the reliability of forecasting assumptions, including the anticipated earnings and net operating loss carry forwards for AmNet, used to estimate the expected effective combined federal and state income tax rate for 2003; the overall demand for mortgage loans and other risk factors outlined in American Residential Investment Trust's SEC reports.

    CONTACT: Investor and Analyst Contacts:
             American Residential Investment Trust
             Judith Berry, 858-909-1200
               jberry@amnetmortgage.com
             Clay Strittmatter, 858-909-1340
               cstrittmatter@amnetmortgage.com
              or
             FRB Weber Shandwick
             Rose Tucker, 310-407-6522
               rtucker@webershandwick.com
              or
             Media Contacts:
             American Residential Investment Trust
             Kasey Emmel, 858-909-1335
               kemmel@amnetmortgage.com
              or
             Forti Communications Inc.
             Corinne Forti, 805-498-0113
               cforti@amnetmortgage.com
               forticomm@aol.com